 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: January 12, 2024
(Date of earliest event reported)

 ITT INC.
(Exact name of registrant as specified in its charter)

Indiana	001-05672	81-1197930
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Washington Boulevard
6th Floor
Stamford, CT 06902
(Principal Executive Office)
Telephone Number: (914) 641-2000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1 per share	ITT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).                                                 Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On January 12, 2024, ITT Italia S.r.l. (“ITT Italia”), an indirect wholly owned subsidiary of ITT Inc. (the “Company”), entered into a facility agreement (the “ITT Italia Credit Agreement”), among the Company, as a guarantor, ITT Italia, as borrower, and BNP Paribas, Italian Branch, as bookrunner, sole underwriter and global coordinator, mandated lead arranger and agent.
The ITT Italia Credit Agreement has a maturity of three years and provided for a term loan commitment of up to €300.0 million, €275 million of which commitment has been borrowed to finance the Company’s previously announced acquisition of Svanehøj Group A/S referenced under Item 8.01 below and the remaining €25.0 million of which has been cancelled.
The ITT Italia Credit Agreement contains customary affirmative and negative covenants for a facility of this type that, among other things, limit or restrict the ability of ITT and ITT Italia to incur additional debt, create certain liens, merge or consolidate with another person, sell, transfer, lease or otherwise dispose of assets, or liquidate or dissolve. Additionally, the ITT Italia Credit Agreement requires us not to permit the ratio of consolidated total indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (leverage ratio) to exceed 3.50 to 1.00, with a qualified acquisition step up immediately following such qualified acquisition of 4.00 to 1.00 for four quarters, 3.75 to 1.00 for two quarters thereafter, and returning to 3.50 to 1.00 thereafter.
The interest rate per annum on the ITT Italia Credit Agreement is based on the EURIBOR rate for Euros, plus a ratings based margin ranging from 0.80% to 1.50%. The foregoing description of the ITT Italia Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the ITT Italia Credit Agreement, a copy of which is attached hereto and filed as Exhibit 10.1 and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers
In connection with its previously announced succession planning and continuing Board refreshment process, on January 17, 2024, the Board of Directors (the “Board”) of the Company, acting on the recommendation of the Nominating and Governance Committee, elected Ms. Sharon Szafranski to its Board of Directors, effective immediately.
The Board also considered the independence of Ms. Szafranski under the New York Stock Exchange listing standards and the Company's Corporate Governance Principles and concluded that Ms. Szafranski is an independent director under these standards.
The Board appointed Ms. Szafranski to the Company’s Audit Committee, effective immediately.
Ms. Szafranski is not a party to any arrangement or understanding pursuant to which she was elected to the Board, nor is she or any of her immediate family members a party, either directly or indirectly, to any transaction with the Company that would be required to be reported under Item 404(a) of Regulation S-K. Ms. Szafranski will receive compensation and be subject to indemnification for serving as a member of the Board consistent with the Company’s normal arrangements for non-employee directors, as described in the Company’s proxy statement for its 2023 Annual Meeting of Shareholders. As described in the proxy statement, Ms. Szafranski will receive an annual cash retainer and restricted stock unit award promptly following her election, to be pro-rated to reflect her partial year of service on the Board.
In connection with the election of Ms. Szafranski, the Board increased its size to nine directors.
A copy of the press release related to the election of Ms. Szafranski is attached to this Current Report as Exhibit 99.1 hereto and incorporated into this Form 8-K by reference.
Item 8.01 Other Events.
On January 19, 2024, the previously announced acquisition of Svanehøj Group A/S was completed. A copy of the press release announcing this transaction and the completion of financing described under Item 1.01 above is attached to this Current Report as Exhibit 99.2 and incorporated by reference solely for purposes of this item 8.01 disclosure.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of January 12, 2024, among ITT Inc., ITT Italia S.r.l., and the other parties signatory thereto
99.1	Press Release issued by ITT Inc., dated January 17, 2024
99.2	Press Release issued by ITT Inc., dated January 19, 2024
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT Inc.
(Registrant)

January 19, 2024	By:	/s/ Lori B. Marino
		Name:	Lori B. Marino
		Title:	Senior Vice President, General Counsel and Corporate Secretary
(Authorized Officer of Registrant)